Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	October 6, 2017
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265 www.ovcb.com

OAK VALLEY BANCORP AND OAK VALLEY COMMUNITY BANK ADD NEW DIRECTOR

OAKDALE, CA − On October 3, 2017, Allison Cherry Lafferty accepted her appointment to the Boards of Directors of Oak Valley Bancorp (the “Company”) [NASDAQ: OVLY] and its wholly-owned subsidiary Oak Valley Community Bank (the “Bank”).

Lafferty is President and Managing Shareholder at Kroloff, Belcher, Smart, Perry & Christopherson, a Professional Law Corporation. She started with the firm in 1999, has been an owner since 2006, and served as Managing Partner since 2014. She is experienced in all phases of litigation. Her practice focuses on commercial, real estate, product liability, and construction litigation.

Lafferty earned her Juris Doctorate from the University of the Pacific, McGeorge School of Law in Sacramento, With Distinction. She is a member of the Trial Attorneys of America and is a frequent speaker at its annual meeting in Chicago, Illinois. She is a member and past-Secretary of the Board of Governors, San Joaquin Bar Association.

“Allison is a well-regarded member of the legal community and we are excited to have her join our Boards of Directors. She brings with her a wealth of knowledge and extensive legal experience which will be beneficial to the Company and the Bank” stated Chris Courtney, President and CEO.

Lafferty resides in San Joaquin County, with her husband, Brian and daughter Rowan. She is a member of the California State Bar Business Law Section, Agribusiness Committee. She has been active with many community activities and organizations through the years. Currently, she serves as a Director for the Stockton Civic Theatre and she is the Chair of the Stockton Arts Commission.

Following the announcement, Lafferty commented, “I’m pleased to have the opportunity to lend my voice and support to the team at Oak Valley Bancorp and Oak Valley Community Bank. I look forward to assisting the other Directors in providing Oak Valley with the direction and corporate governance needed to support their continued growth.”

Oak Valley Bancorp operates Oak Valley Community Bank & Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 16 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra Division, including Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

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